SETTLEMENT AND SEPARATION AGREEMENT
                                  BY AND AMONG
                              RTIN HOLDINGS, INC.,
                              MEDEX SYSTEMS, INC.,
                             PEGASUS PHARMACY, INC.,
                                  IT/IS, INC.,
                                STANLEY SWANSON,
                                 CURTIS SWANSON,
                                 LAURENCE SOLOW,
                                    ANN RAU,
                                       AND
                                   HUNTER CARR

         THIS SETTLEMENT AND SEPARATION AGREEMENT (this "Agreement") is entered into by and among RTIN Holdings, Inc., a Texas corporation ("RTIN"); MedEx Systems, Inc., a Louisiana corporation ("MedEx"); Pegasus Pharmacy, Inc., a Louisiana corporation ("Pegasus"); IT/IS, Inc., a Texas corporation ("IT/IS"); Stanley Swanson, a Texas resident; Curtis Swanson, a Texas resident; Laurence Solow, a Louisiana resident; Ann Rau, a Louisiana resident; and Hunter Carr, a Texas resident, (each individually, a "Party" or collectively, the "Parties"), as of this 8th day of March 2002 ("Effective Date").

                                 R E C I T A L S

         WHEREAS, the Parties desire to effect the separation of certain business relationships between and among them, including, without limitation,
(1) any and all relationships arising out of that certain Stock Purchase Agreement, by and among RTIN, MedEx, Pegasus, Mr. Solow and Ms. Rau, dated December 5, 2001 (the "Stock Purchase Agreement," which term shall include the Registration Rights Agreement, dated as of February 4, 2002, by and between RTIN, Mr. Solow and Ms. Rau and any other agreements relating to the acquisition of all of the outstanding shares of MedEx and Pegasus by RTIN) and (2) any and all relationships arising out of (a) certain monies IT/IS wired to Pegasus in the amount of $140,000 and (b) $10,000 wired by IT/IS to RTIN pursuant to that certain Letter Agreement, entered into by and between RTIN and IT/IS, dated as of October 24, 2001 and executed as of October 29, 2001 (the "RTIN/Carr Agreement"); and

         WHEREAS, the Parties desire to settle certain disputes between and among them;

         NOW, THEREFORE, the Parties, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, agree as follows:

                                A G R E E M E N T

A.       RETURN OF STOCK

(1) Upon the execution of this Agreement, Mr. Solow and Ms. Rau shall return to RTIN 3,771,127 shares of RTIN common stock, representing any and all shares of RTIN stock issued to Mr. Solow, Ms. Rau or their designees pursuant to the Stock Purchase Agreement and any actual or purported extensions thereto.

(2) Upon the execution of this Agreement, RTIN shall return to Mr. Solow and Ms. Rau the stock certificates, representing one hundred percent of the issued and outstanding shares of MedEx and Pegasus. Further, RTIN hereby releases any security interest and/or pledges that may have been granted to it in the MedEx and Pegasus stock and, upon request, shall execute any additional documents that may be desirable or necessary to confirm such release.

(3) Within five days of the execution of this Agreement, IT/IS shall return to RTIN 300,000 shares of RTIN common stock, representing any and all shares of RTIN stock issued to IT/IS pursuant to the RTIN/Carr Agreement.

B.       RETAINED AND RETURNED FUNDS; RELEASES FROM CERTAIN OBLIGATIONS

(1) Within two business days of the execution of this Agreement, MedEx and Pegasus shall return to RTIN the amount of $160,457.83, representing funds tendered to MedEx and Pegasus during the week of February 25, 2002.

(2) MedEx and Pegasus shall be entitled to retain, without any obligation to repay, all other funds tendered to them by RTIN arising out of the Stock Purchase Agreement, which other funds total, in the aggregate, approximately $940,000. RTIN recognizes that any promissory notes executed by MedEx, Pegasus, Mr. Solow or Ms. Rau in connection with, or in consideration of, such tendered funds were converted into a capital contribution of RTIN under the Stock Purchase Agreement and, as such, have no further force or effect. Further, RTIN hereby releases any and all other security interests that may have been granted to it by MedEx, Pegasus, Mr. Solow or Ms. Rau in connection with, or in consideration of, such tendered funds, including, without limitation, any and all security agreements, UCC-1 Financing Statements or USPTO filings. Upon request, RTIN shall execute any additional documents that may be desirable or necessary to confirm that all such promissory notes and all such previously granted security interests have no further force or effect.

(3) MedEx and Pegasus agree to use their best efforts to effect an expedient termination of the guarantee executed by RTIN in favor of McKesson for the debts of Pegasus Pharmacy (the "McKesson Guarantee"). Pending the termination of the McKesson Guarantee, MedEx and Pegasus agree to hold harmless and indemnify RTIN for any amounts that RTIN may be required to pay on or after the Effective Date of this Agreement pursuant to the McKesson Guarantee.

(4) MedEx, Pegasus, Mr. Solow and Ms. Rau hereby release RTIN from any obligations arising out of any employment and/or consulting agreements for employees or consultants of MedEx or Pegasus. Further, MedEx and

         Pegasus acknowledge and agree that neither has the right to enforce any terms or conditions of such agreements against any of the parties thereto.

(5) RTIN, Mr. Curtis Swanson and Mr. Stanley Swanson hereby release MedEx and Pegasus from any obligations arising out of any employment and/or consulting agreements for employees or consultants of RTIN. Further, RTIN acknowledges and agrees that it has no rights to enforce any terms or conditions of such agreements against any of the parties thereto.

(6) With regard to the two existing Houston leases ("Houston Leases") for planned pharmacy sites, RTIN hereby assigns such leases to IT/IS, and IT/IS agrees to assume such leases, unless the indemnity below fails, in which event, it can terminate the same. With respect to the Houston Leases, Mr. Solow agrees to indemnify and hold harmless IT/IS in all respects from any expenses, liability or causes of action pertaining to the Houston Leases (other than rent), until IT/IS executes new leases at which time the indemnity and the hold harmless shall expire. IT/IS shall use its best efforts to expeditiously execute such new leases to replace the Houston Leases. Further, (a) Curtis Swanson & Co. joins herein for the sole purpose of consenting to this provision and (b) MedEx and Pegasus hereby assign all rights in and to the Houston Leases to IT/IS.

(7) Within ten (10) days following the execution of this Agreement, RTIN agrees to return all equipment owned or leased by MedEx or Pegasus, including, without limitation, any iPaq units, telecommunications equipment and computer equipment.

C.       GRANT OF EXCLUSIVE PERPETUAL LICENSES

(1) MedEx and Pegasus shall grant RTIN a perpetual, paid-up, exclusive license (and the exclusive right and license to use, offer for sale and sell sublicenses) ("Perpetual RTIN License") to the applications for the use of MedEx's proprietary ZipScript software, as it currently exists, ("ZipScript") and the MedEx/Pegasus business process, as it currently exists, that is currently the subject of a pending patent application (the "MedEx System"); provided, however, that such Perpetual RTIN License shall be limited to the use of ZipScript, or any derivation thereof, and the MedEx System, or any derivation thereof, in the RTIN Territory, as such term is defined hereinbelow. The Perpetual RTIN License shall include the right to use the tradename "ZipScript."

(2) MedEx and Pegasus shall grant IT/IS a perpetual, paid-up license (and the exclusive right and license to use, offer for sale and sell sublicenses) ("Perpetual IT/IS License") to the applications for the use of MedEx's proprietary ZipScript software, as it currently exists, ("ZipScript") and the MedEx/Pegasus business process, as it currently exists, that is currently the subject of a pending patent application (the "MedEx System"); provided, however, that such Perpetual IT/IS License shall be limited to the use of ZipScript, or any derivation thereof, and the MedEx System, or any derivation thereof, in the IT/IS Territory, as such term is defined hereinbelow. The Perpetual IT/IS License shall include the right to use the tradename "ZipScript."

(3) As it relates to above grants by MedEx and Pegasus of the Perpetual RTIN License and the Perpetual IT/IS License, MedEx and Pegasus represent and warrant that (a) they have ownership of ZipScript and the MedEx System and (b) they have not granted any rights whatsoever to anyone that would interfere with or otherwise diminish such grants.

(4) For 180 days following the execution of this Agreement ("RTIN/IT/IS Access Period"), RTIN and IT/IS shall be granted full access to any and all information, including reasonable access to MedEx and Pegasus employees, related to ZipScript and the MedEx System; provided, however, that on-site access shall be restricted to a thirty-day period within the first sixty days following the Effective Date of this Agreement. Thereafter, RTIN and IT/IS shall each have the right to modify, upgrade, enhance or improve ZipScript and/or the MedEx System, as they may desire, for use of the same in the RTIN Territory or the IT/IS Territory, as the case may be. Neither RTIN nor IT/IS shall have any obligation to disclose to or share with MedEx or Pegasus or with each other any such modifications, upgrades, enhancements or improvements. RTIN and IT/IS each understand and agree that following the Effective Date of this Agreement, neither MedEx nor Pegasus shall have any obligation to disclose to or share with RTIN or IT/IS any modifications, upgrades, enhancements or improvements of ZipScript or the MedEx System.

(5) RTIN and IT/IS each acknowledge and agree that the Perpetual RTIN License and the Perpetual IT/IS License, respectively, shall not include the right, nor is such right granted hereunder, to use the tradenames, trademarks or logos of MedEx or Pegasus. With regard to the pharmacy site in Longview, Texas, RTIN agrees to file all necessary documents with the Texas Board of Pharmacy within three (3) days of the execution of this Agreement to change the name of the pharmacy from "Pegasus Pharmacy" to any such other name desired by RTIN.

(6) RTIN and IT/IS each acknowledge and agree that they shall be solely responsible for the purchase and maintenance of any and all equipment necessary to use ZipScript or the MedEx System in their respective territories.

(7) MedEx and Pegasus agree to permit RTIN and IT/IS to contract with Kendall Elliott, the independent consultant hired by MedEx to assist in the development of ZipScript, for the sole purpose of gaining information regarding ZipScript, as it currently exists; provided, however, that (a) Eric Mutter or another MedEx designee shall be present during all contact between RTIN and/or IT IS and Mr. Elliott,
         (b) all contact is limited to the RTIN/IT/IS Access Period, (c) RTIN and IT/IS agree not to interfere with MedEx and/or Pegasus's current and/or future contracting relationship with Mr. Elliott and (d) neither RTIN nor IT/IS attempt to acquire information or access to any modifications, enhancements or improvements made to ZipScript, by Mr. Elliott, at the request of MedEx and/or Pegasus after the Effective Date of this Agreement.

(8) IT/IS agrees that it has no claim to, shall not assert any claim against, any interest in any of the Metropolitan Service Areas granted to MedEx and Pegasus or to RTIN under this Agreement.

(9) The Parties will, as expeditiously as possible, formalize the Perpetual RTIN License and the Perpetual IT/IS License, by entering into, on or before March 13, 2002, formal perpetual license agreements, respectively, in a mutually agreeable form that is to be consistent with the terms set forth in this Agreement.

D.       DIVISION OF TERRITORIES

(1) MedEx/Pegasus Territory. MedEx and Pegasus shall have the exclusive right to use ZipScript, including any derivation thereof produced by MedEx and Pegasus, and the MedEx System, including any derivation thereof produced by MedEx and Pegasus, in the following Metropolitan Service Areas ("MedEx/Pegasus Territory"), as each is designated by rank number, immediately preceded by the MSA area name, on Schedule D, attached hereto:

                  ***1,3,4,6,7,8,11,12(except for city of Ft. Lauderdale),14,16,
                  18,20, 21,22, 24,25,26,29,31,32,34,35,36,37,40,41,42,43,44,45,
                  46,47,50,53,55,56,61,70,77,79,100,106,121***

(2) IT/IS Territory. Pursuant to the Perpetual IT/IS License, IT/IS shall have the exclusive right to use ZipScript, including any derivation thereof produced by IT/IS, and the MedEx System, including any derivation thereof produced by IT/IS, in the following Metropolitan Service Areas ("IT/IS Territory"), as each is designated by rank number, immediately preceded by the MSA area name, on Schedule D, attached hereto:

                  ***9,10,30,38,39,49,52,57,60,62,63,66,67,68,72,80,82,86,89,94,
                  95,96,104,108,110,114,115,119,120,131,132,134,136,137,142,143,
                  144,150,153,154,155,157,161, 169,174,178,185, 194,196,200,202,
                  203,204, 205,207,209,210, 212,213,217,220,222,226,229,230,233,
                  234,240,241,247,250,253,255,259,261,266,267,268,271,273,280***

(3) RTIN Territory. Pursuant to the Perpetual RTIN License, RTIN shall have the exclusive right to use ZipScript, including any derivation thereof produced by RTIN, and the MedEx System, including any derivation thereof produced by RTIN, in all of the remaining Metropolitan Service Areas ("RTIN Territory"), as each is designated by number on Schedule D, attached hereto, that have not been granted to MedEx/Pegasus or IT/IS hereinabove. In addition, RTIN shall have the exclusive right to use ZipScript, including any derivation thereof, and the MedEx System, including any derivation thereof, in any country other than the United States, with the exception of Metropolitan Service Area number 20 (San Juan-Caguas-Arecibo, PR), as such area is designated by number on Schedule D, attached hereto.

E.       RELEASES

(1) Definitions. The terms "Claim" or "Claims" shall mean any and all claims, liabilities, demands, obligations, losses or causes of action that any person or organization ever had, now has or hereafter can, shall or may have, whether liquidated or unliquidated, fixed or contingent, mature or unmatured, known or unknown, foreseen or unforeseen, choate or inchoate (including, without limitation, claims for indemnity, contribution or otherwise), direct or indirect then existing or thereafter arising, in law, equity or bankruptcy, civil or criminal, seeking damages, attorney's fees, litigation costs, injunctions, contractual or extra-contractual relief, whether brought by way of demand, complaint, cross-claim, counterclaim or third party claim, and whether arising out of contract, tort or otherwise (except of r any breach of this Agreement or anything related thereot that is hereby preserved and not released).

(2) Release by the MedEx/Pegasus Parties. Each of MedEx, Pegasus, Mr. Solow and Ms. Rau (the "MedEx/Pegasus Parties") for themselves and, to the maximum extent permitted by law, on behalf of their present and former partners, managers, principals, insurers, agents, affiliates, parents, subsidiaries, partnerships, trusts, shareholders, officers, directors, employees, servants, independent contractors, attorneys and other representatives, executors, administrators, trustees, beneficiaries, predecessors, and the successors and assigns of each of them, in their individual and representative capacities, does hereby irrevocably and forever release, acquit and discharge each of the RTIN Parties (as hereinafter defined) and each of the IT/IS Parties (as hereinafter defined), and their respective affiliated or related partnerships and corporations and their respective past, present and future partners, managers, principals, directors, officers, employees, insurers, agents, attorneys and other representatives, administrators, trustees, successors, heirs, beneficiaries, servants, independent contractors and assigns of each of the RTIN Parties and the IT/IS Parties (collectively with respect to the RTIN Parties, the "RTIN Released Parties" and collectively with respect to the IT/IS Parties, the "IT/IS Released Parties"), of and from any and all Claims that arise out of, concern, relate to, or are in any way connected to the subject matter of this Agreement.

(3) Release by the RTIN Parties. RTIN, Mr. Curtis Swanson and Mr. Stanley Swanson (the "RTIN Parties"), for themselves and, to the maximum extent permitted by law, on behalf of their present and former partners, employees, insurers, agents, affiliates, partnerships, corporations, trusts, heirs, servants, independent contractors, attorneys and other representatives, executors, administrators, trustees, beneficiaries, predecessors, and the successors and assigns of each of them, in their individual and representative capacities, does hereby irrevocably and forever release, acquit and discharge each of the IT/IS Released Parties and each of the MedEx/Pegasus Parties and their respective affiliated or related partnerships and corporations and their respective past, present and future partners, managers, principals, directors, officers, employees, insurers, agents, attorneys and other representatives, administrators, trustees, successors, heirs, beneficiaries, servants, independent contractors and assigns of each of the MedEx/Pegasus Parties (collectively with respect to the MedEx/Pegasus Parties, the "MedEx/Pegasus Released Parties"), of and from any and all Claims that arise out of, concern, relate to, or are in any way connected to the subject matter of this Agreement.

(4) Release by IT/IS PARTIES. IT/IS and Mr. Carr (the "IT/IS Parties"), for themselves and, to the maximum extent permitted by law, on behalf of their present and former partners, managers, principals, insurers, agents, affiliates, parents, subsidiaries, partnerships, trusts, shareholders, officers, directors, servants, independent contractors, attorneys and other representatives, executors, administrators, trustees, beneficiaries, predecessors, and the successors and assigns of each of them, in their individual and representative capacities, does hereby irrevocably and forever release, acquit and discharge each of the MedEx/Pegasus Released Parties and each of the RTIN Released Parties of and from any and all Claims that arise out of, concern, relate to, or are in any way connected to the subject matter of this Agreement.

(5) The MedEx/Pegasus Released Parties, RTIN Released Parties and IT/IS Released Parties are hereinafter referred to collectively as the "Released Parties."

(6)      Release of Unknown Claims.

         (a) Each of the Parties hereby agrees, represents and warrants that the Claims released herein are not limited to Claims that are known or disclosed as of this Agreement, and, in connection with the subject matter of the releases contained in this Agreement, each of the Parties hereby waives any and all rights and benefits that he, she or it now has or in the future may have conferred upon him, her or it by virtue of the provisions of law of any jurisdiction that may now exist or hereafter be enacted and that may be applicable to the Claims so released in this Agreement. In this connection, each of the Parties hereby agrees, represents and warrants that he, she or it realizes, acknowledges and agrees to assume the risk, that actual matters now unknown, unanticipated or misunderstood by him, her or it in connection with the subject matter of the Claims in this Agreement may have given or hereafter give rise to Claims or defenses, liabilities, obligations, demands, debts, controversies, damages, costs, losses and expenses that are presently unknown, unanticipated, unsuspected or misunderstood, which are Claims, and further agrees, represents and warrants that the releases in this Agreement have been negotiated and agreed upon in light of that realization and that he, she or it nevertheless intends to release, discharge and acquit all Released Parties from any such Claims whether unknown causes of action, claims, demands, debts, controversies, damages, costs, losses and expenses, which are Claims, that in any way are related to the subject matter of this Agreement.

         (b) Each of the Parties further acknowledges that after the date of this Agreement, the only Claims that he, she or it could possibly have against any Released Party with respect to the subject matter of this Agreement would be those arising under this Agreement, or conduct arising by virtue of a breach of this Agreement or any matter arising after the date of this Agreement.

         (c) To the extent (if any) to which such laws may be applicable, each of the Parties hereby waives and releases (to the maximum extent permitted by law) any claims, rights or defenses which he, she or it might otherwise have under any other law of any applicable jurisdiction that might limit or restrict the effectiveness or scope of the releases granted herein, or the rights of the Released Parties hereunder.

(7) No Lawsuits. None of the Parties shall institute or prosecute any action or suit, whether of a civil or criminal nature, against any Released Party in order to collect, enforce, declare, assert, establish or otherwise raise any Claim which is within the scope of those released hereunder. The releases contained in this Agreement shall constitute a complete defense to any Claim released hereunder.

(8) No Admission of Liability. This Agreement is not, and should not be construed as, an admission of liability by any Party to any other Party. Neither this Agreement, nor the fact that a settlement has been reached with respect to any Claim, nor the consideration exchanged herein, shall be admissible into evidence against any Party as an admission of any liability or fault. Notwithstanding the immediately preceding sentence, this Agreement, if otherwise admissible, may be introduced into evidence at any proceeding between or among the Parties to enforce its terms.

F.       MISCELLANEOUS

(1) Amendments; Waivers. This Agreement may be modified or amended only by an instrument in writing signed by all of the Parties hereto. The waiver by any Party hereto of a breach by any other Party of any term or provision in this Agreement shall not operate as, or be construed as a waiver of, a subsequent or continuing breach by that Party of the same or any similar provision of this Agreement. The delay or failure of a Party to transmit any written notice hereunder shall not constitute a waiver by that Party of any default hereunder or any other or further default under this Agreement.

(2) Headings. Headings have been inserted for convenience of reference only and do not constitute a part of this Agreement.

(3) Interpretation. Neither this Agreement nor any uncertainty or ambiguity herein shall be construed or resolved against any of the Parties hereto, whether under any rule of construction or otherwise. On the contrary, this Agreement has been reviewed by all Parties and shall be construed and interpreted according to the ordinary meaning of the words used so as to fairly accomplish the purposes and intentions of all Parties hereto.

(4) Entire Agreement. This Agreement and the schedules and exhibits thereto constitute the entire agreement of the Parties and shall supercede any and all prior agreements with respect to the subject matter hereto, including, without limitation, the Stock Purchase Agreement, and all such predecessor and successor agreements ancillary or related thereto, and the RTIN/Carr Agreement.

(5) No Third Party Beneficiaries. Nothing herein expressed or implied is intended or shall be construed to confer upon or give to any person, other than the Parties hereto and their respective successors and permitted assigns, any rights or remedies under or by reason of this Agreement.

(6) No Disparagement. The Parties hereto agree to refrain from making any written or verbal disparaging statements to third parties, concerning any of the other Parties to this Agreement.

(7) Severability. If any provision of this Agreement is prohibited by law or is otherwise determined to be invalid or unenforceable by a court of competent jurisdiction, such provision shall not affect the validity of the remaining provisions of this Agreement.

(8) All Parties hereto represent that they (a) are authorized to sign this Agreement, (b) if a corporation, are in good standing and (c) have full authority to perform all terms herein.

                            [Signature page follows.]

         WHEREFORE, THE UNDERSIGNED have each executed this Agreement as of the day and year first written above.


RTIN HOLDINGS, INC.                                /s/ Stanley Swanson
                                                   -------------------
                                                   Stanley Swanson, individually

/s/ Curtis Swanson
------------------
By: Curtis Swanson                                  /s/ Curtis Swanson
                                                   ------------------
Its: President/COO                                 Curtis Swanson, individually


MEDEX SYSTEMS, INC.                                /s/ Laurence Solow
                                                   ------------------
                                                   Laurence Solow, individually

/s/ Laurence Solow
------------------
By:Laurence Solow                                  /s/ Ann E. Rau
                                                   --------------
Its: CEO                                           Ann E. Rau, individually


PEGASUS PHARMACY, INC.                             /s/ Hunter Carr
                                                   ---------------
                                                   Hunter Carr, individually


/s/ Ann E. Rau
--------------
By: Ann E. Rau
Its: CEO


IT/IS, INC.


/s/ Hunter Carr
---------------
By: Hunter Carr
Its: CEO

CURTIS SWANSON & CO.,
for the limited purpose of Section B(6) hereof


/s/ Curtis Swanson
------------------
By: Curtis Swanson
Its: